SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

THE MIDDLETON DOLL COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

Additional Information

        The special meeting of The Middleton Doll Company is scheduled to be held on Tuesday, December 30, 2008. We have retained Mellon Investor Services LLC as a proxy solicitor for a fee of $5,000, plus out-of-pocket costs and expenses. As noted in our definitive proxy statement, the cost of proxy solicitation will be borne by the Company. Directors, officers and employees of the Company may, at no additional cost, also solicit proxies. Banks, brokerage houses and other institutions, nominees or fiduciaries have been or will be requested to forward the proxy materials to the beneficial owners of the common stock and will be reimbursed for their reasonable expenses incurred in forwarding such matters.

Important Information About Solicitation

        We have filed a definitive proxy statement and Schedule 13E-3 with the SEC outlining the matters to be voted on at the special meeting. We advise all shareholders to read the definitive proxy statement and Schedule 13E-3 carefully as they contain important information about the special meeting and the proposals to be voted on at the special meeting. Shareholders may obtain a free copy of the definitive proxy statement and Schedule 13E-3 at the SEC’s web site at www.sec.gov. We have also mailed a copy of the definitive proxy statement to our shareholders entitled to vote at the special meeting.

        The company and our directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the special meeting under the rules of the SEC. Such participants may have interests in the solicitation, including as a result of holding shares of our common stock. Information about our directors and executive officers is contained in the definitive proxy statement that we filed with the SEC.